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                                   EXHIBIT II

                  MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                  UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE

QUARTERS ENDED SEPTEMBER 30, 1996 AND 1995, NINE MONTHS ENDED SEPTEMBER 30,
                                1996 AND 1995



                                            Quarters Ended                 Nine Months Ended
                                            September 30,                   September 30,
                                            --------------                 -----------------
                                         1996            1995             1996           1995
                                         ----            ----             ----           ----
Net Income                           $2,003,741      $1,529,009        $5,474,478     $4,446,971
                                     ==========      ==========        ==========     ==========


Common shares outstanding             6,260,040       6,260,040         6,260,040      6,260,040

Effect of weighting treasury
  stock acquired                           -               -                 -              -

Common and common equivalent
  shares used in computing earnings  ----------      ----------        ----------     ----------
  per share                           6,260,040       6,260,040         6,260,040      6,260,040
                                     ==========      ==========        ==========     ==========



Earnings per share                   $      .32      $      .24        $     . 87      $     .71
                                     ==========      ==========        ==========     ==========



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